UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 17, 2010

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 17, 2010, Web.com Group, Inc. (“Web.com”) executed a Purchase Agreement (the “Agreement”) under which Web.com will acquire Register.com (Cayman) LP, a Cayman limited partnership (“Register.com LP”), for a purchase price of $135 million financed with $20 million in cash, $110 million in 5-year term loan and a $5 million seller note, all subject to standard closing conditions (the “Sale”).

The Agreement provides that upon the closing of the Sale, Web.com will deposit a portion of the purchase price into an escrow account to secure the indemnification obligations of the sellers.

Pursuant to the Agreement, Web.com and its affiliates shall be indemnified and held harmless by the sellers, severally, against all losses arising out of or resulting from breaches of representations and warranties, breaches of covenants, and certain other identified matters, including various tax matters.

The Agreement may be terminated if the closing of the Sale does not occur within one hundred (100) days after its execution, subject to certain conditions. Web.com or Register.com LP may terminate the Agreement if certain closing conditions are not satisfied, and such condition is not cured, or is incapable of being cured with in 30 days of receipt of written notice by the other party specifying such breach or failure. The Agreement may also be terminated in the event that a governmental order by certain governmental authorities prohibits the transactions contemplated by the Agreement or by the written consent of both Web.com and Register.com LP.

Item 8.01 Other Events

On June 17, 2010, Web.com issued a press release, which is filed as Exhibit 99.1 hereto and incorporated by reference herein, announcing the execution of the Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated June 17, 2010 issued by Web.com Group.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Web.com Group, Inc.
(Registrant)

Date: June 18, 2010
/s/ Matthew P. McClure
Matthew P. McClure, Secretary

Index of Exhibits

Exhibit No.	Description
99.1	Press Release dated June 17, 2010 issued by Web.com Group, Inc.

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